Exhibit 99.1

MESSAGE FROM THE CHAIRMAN

Overview

The Company recorded a net loss of nearly $6.5 million for its 2003 fiscal year. Two factors led to the loss. By far the most significant was the $6.3 million total cost of the Grey Point Associates lawsuit, including the final settlement and legal expenses. The other negative factor was subpar Resort activity for most of the year.

The year did have some bright spots. Most noteworthy were the results of the Sea Pines Real Estate Company, which eclipsed all previous records. And resort operations showed significant improvement during the final fiscal quarter, a hopeful sign of recovery from the depressed conditions that have plagued the entire resort business sector since 2001.

Although financial constraints have been severe, the Company has been able to move forward with several important asset improvements. Physical improvements were made at the Beach Club and food services at that location were expanded. Significant improvements at the Harbour Town Club House are currently under way.

The Company won further recognition in 2003 for the quality of its facilities and customer service. In particular: Harbour Town Golf Links moved up nine spots on Golf Magazine’s “Top 100 Courses in the U.S.” and continues to be rated the top course in South Carolina on that list. And The Inn at Harbour Town was named to the Conde Nast Traveler Gold List, the only hotel on Hilton Head Island and one of four in South Carolina to be so honored.

Looking forward, first quarter results for 2004 are encouraging. All facets of resort operations are showing significant revenue gains compared to the same period a year ago. Real estate activity also continues at a healthy pace, although it is too early to say whether 2004 will equal the record levels achieved in 2003.

A detailed discussion of 2003’s financial results, including comparisons with prior years, is found in Management’s Discussion and Analysis of Financial Condition and Results of Operation, which begins on page 4. A recent change in accounting standards affects the way these results are reported. The nature of that change is explained below. All financial information in this report, including information for prior years, is consistent with the new requirements.

Effects of a Change in Accounting Standards

A recently-adopted accounting standard changes the way certain “pass-through” transactions are reported on the Income Statement. These pass-through transactions include, for example, expenses for repairs authorized and paid for by the Company but immediately reimbursed by rental property owners. In the past, expense and reimbursement in these cases were treated as offsetting transactions within a single account, which resulted in no reportable revenue or expense.

The new standard requires that the cost of any transaction for which a Company has discretionary responsibility be reported as a Company expense, and that any reimbursement received from the third party be considered as Company revenue. The result is a new revenue line item, entitled Cost Reimbursements, and a new expense line entitled Costs Subject to Reimbursement.

You will note that the entries are equal and offsetting. Revenues and expenses for prior periods have been reclassified to conform to the current year presentation. The magnitude of Cost Reimbursements and Costs Subject to Reimbursements was $3,639,000 in fiscal year 2003, $3,550,000 in fiscal year 2002 and $3,507,000 in fiscal year 2001.

Grey Point Litigation and Judgment Loan

The outcome of the Grey Point Associates lawsuit has added significantly to the Company’s already high debt load. The Company obtained a $5.9 million Judgment Loan from Wachovia to fund the settlement of that suit. The Judgment Loan balance has since been reduced to $4.8 million, using $1.1 million the Company received from the repayment of a note receivable from the sale of the Old Welcome Center in 1996.

The remaining $4.8 million balance of the Judgment Loan must be repaid by July 2005. Cash flow from operations can be expected to cover only a portion of that repayment within the required timeframe. The Board and management are carefully reviewing potential asset sale alternatives to fund the balance of the repayment.

The Judgment Loan agreement requires that preferred dividend payments and trust preferred interest payments be deferred until significant progress toward repayment has been accomplished. The Board considers the reinstatement of those dividend payments a major priority.

Recognition and Thanks

Difficult years are revealing. They tell us more about an organization’s leadership, and about the loyalty and commitment of its people, than do the years when good results come more easily. The Company operated effectively during 2003, despite the year’s special challenges, because of the 100% effort of its employees, its real estate agents and its management team. For their contributions, and for the loyalty and resilience of our shareholders, we are deeply grateful.

/s/ Norman P. Harberger Norman P. Harberger
Chairman

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